         EX-99.B-77C

SUB-ITEM 77C: Submission of matters to a vote of securityholders

SHAREHOLDER MEETING RESULTS

On September 28, 2007, a special shareholder meeting (Meeting) for Waddell & Reed Advisors Limited-Term Bond Fund, a series of Waddell & Reed Advisors Fixed Income Funds, Inc., was held at the offices of Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas, 66202. The Meeting was held for the following purpose (and with the following results):

Proposal 1: To approve an Agreement and Plan of Reorganization and Termination providing for (1) the transfer of all the assets of Waddell & Reed Advisors Limited-Term Bond Fund to, and the assumption of all of the liabilities of Waddell & Reed Advisors Limited-Term Bond Fund by, Waddell & Reed Advisors Bond Fund, a series of Waddell & Reed Advisors Funds, Inc., in exchange for shares of Waddell & Reed Advisors Bond Fund and (2) the distribution of such shares to the shareholders of Waddell & Reed Advisors Limited-Term Bond Fund in complete liquidation of Waddell & Reed Advisors Limited-Term Bond Fund.
For	Against	Abstain
4,651,209.794	150,502.684	437,193.328